       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 22, 1999
                                                    REGISTRATION NO. 333-73209


                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, DC  20549
                                    ___________

                             PRE-EFFECTIVE AMENDMENT NO. 1
                                         TO
                                      FORM S-3

                            REGISTRATION STATEMENT UNDER
                             THE SECURITIES ACT OF 1933
                                    ___________

               PURCHASESOFT, INC. (FORMERLY GREENTREE SOFTWARE, INC.) (Exact Name of Registrant as Specified in Its Charter)

                    DELAWARE                     13-2897997
                (State or Other               (I.R.S. Employer
                Jurisdiction of              Identification No.)
                Incorporation or
                 Organization)

                             7301 OHMS LANE, SUITE 220
                              EDINA, MINNESOTA  55439
                                   (612) 941-1500
    (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                     Registrant's Principal Executive Offices)
                                    ___________

                                MICHAEL G. KERRISON
                            CHIEF EXECUTIVE OFFICER AND
                         CHAIRMAN OF THE BOARD OF DIRECTORS
                                 PURCHASESOFT, INC.
                             7301 Ohms Lane, Suite 220
                              Edina, Minnesota  55439
                                   (612) 941-1500
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                               of Agent For Service)
                                    ___________

                                  WITH COPIES TO:
                                JULIO E. VEGA, ESQ.
                                  Bingham Dana LLP
                                 150 Federal Street
                            Boston, Massachusetts  02110
                                   (617) 951-8000
                                    ___________

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------
                                          PROPOSED        PROPOSED
TITLE OF SECURITIES      AMOUNT TO        MAXIMUM         MAXIMUM       AMOUNT OF
TO BE REGISTERED       BE REGISTERED      OFFERING       AGGREGATE     REGISTRATION
                            (1)            PRICE          OFFERING         FEE
                                       PER SHARE (2)     PRICE (2)
-----------------------------------------------------------------------------------
Rights to Purchase
Shares of Common         6,151,382         $ --            $ --           $ --
Stock, Par Value
$.01  Per Share
-----------------------------------------------------------------------------------
Common Stock
Par Value $.01 Per       6,151,382         $0.90       $5,536,243.80    $1,539.08
Share
-----------------------------------------------------------------------------------


     (1) Maximum number of shares of PurchaseSoft, Inc.'s common stock to be sold to current holders of common stock of PurchaseSoft, Inc. in this rights offering.

     (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g) of the Securities Act.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, and it is not soliciting an offer to buy, these securities in any state where the offer or sale is not permitted.

                                 PURCHASESOFT, INC.
                          6,151,382 Shares of Common Stock
                                  $0.90 per Share

            PurchaseSoft, Inc. is distributing subscription rights in this rights offering to persons who owned shares of our common stock on March 22, 1999. During this rights offering, we will issue up to 6,151,382 shares of common stock.


---------------------------------------------------------------------
                                                    PROCEEDS
               SUBSCRIPTION RIGHTS PRICE    TO PURCHASESOFT, INC. (1)
---------------------------------------------------------------------
PER SHARE                $0.90                        $0.90
---------------------------------------------------------------------
TOTAL                $5,536,243.80                $5,536,243.80
---------------------------------------------------------------------


(1)  Before deducting expenses payable by us, estimated to be $143,539.

------------------------------------------------------------------------------
THE EXERCISE OF THE SUBSCRIPTION RIGHTS INVOLVES SUBSTANTIAL RISK. YOU SHOULD REFER TO THE DISCUSSION OF MATERIAL RISK FACTORS, BEGINNING ON PAGE 7 OF THIS PROSPECTUS.
------------------------------------------------------------------------------

           You will receive 0.75 subscription rights for each share of common stock that you owned on March 22, 1999. You will not receive any fractional rights. Each subscription right entitles you to purchase one share of common stock at the purchase price of $0.90 per share. If you exercise all of your subscription rights, you may also have the opportunity to purchase additional shares at the same purchase price.


            The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., Eastern Standard Time on April 23, 1999.

            The subscription rights may not be sold or transferred. The subscription rights will not be listed for trading on any stock exchange.

            L-R Global Partners, L.P., a major stockholder of PurchaseSoft, of which two of our directors are principals, has committed to exercise at least $2,727,000 of subscription rights in the rights offering. Also, Michael
G. Kerrison, our Chief Executive Officer and Chairman of the Board, has committed to exercise his basic subscription and over-subscription privileges for up to $100,000 of subscription rights in the rights offering. In addition, if the proceeds to PurchaseSoft in the rights offering are less than $5,000,000, L-R Global has committed to purchase, at $0.90 per share, additional shares of common stock to make up the shortfall, but only up to a total investment in this offering, of $3,500,000.

            Shares of the our common stock are currently traded on the OTC Bulletin Board-Registered Trademark- under the symbol "PURC." Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   THE DATE OF THIS PROSPECTUS IS ______________

                                 TABLE OF CONTENTS

PROSPECTUS SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
            Questions and Answers About PurchaseSoft. . . . . . . . . . . 1
            Questions and Answers About the Rights Offering . . . . . . . 1
A WARNING ABOUT FORWARD-LOOKING STATEMENTS. . . . . . . . . . . . . . . . 6
RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
PURCHASESOFT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
            Our History . . . . . . . . . . . . . . . . . . . . . . . . .13
            Our Products. . . . . . . . . . . . . . . . . . . . . . . . .14
            Future Products . . . . . . . . . . . . . . . . . . . . . . .15
            Our Marketplace . . . . . . . . . . . . . . . . . . . . . . .15
            Distribution Strategy . . . . . . . . . . . . . . . . . . . .16
            Competition . . . . . . . . . . . . . . . . . . . . . . . . .16
            Research and Product Development. . . . . . . . . . . . . . .16
            Software Maintenance. . . . . . . . . . . . . . . . . . . . .17
            Intellectual Property . . . . . . . . . . . . . . . . . . . .17
            Employees . . . . . . . . . . . . . . . . . . . . . . . . . .17
RECENT DEVELOPMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . .18
            Resignation of CEO and Chairman of the Board of Directors . .18
            Funding by L-R Global . . . . . . . . . . . . . . . . . . . .18
            Reorganization and Refocus. . . . . . . . . . . . . . . . . .18
            Cash Balance, Liquidity, Finance. . . . . . . . . . . . . . .19
            Marketing Efforts . . . . . . . . . . . . . . . . . . . . . .19
            Board of Directors; Management Compensation . . . . . . . . .19
THE RIGHTS OFFERING . . . . . . . . . . . . . . . . . . . . . . . . . . .20
            The Subscription Rights . . . . . . . . . . . . . . . . . . .20
            Basic Subscription Privilege. . . . . . . . . . . . . . . . .20
            Over-Subscription Privilege . . . . . . . . . . . . . . . . .20
            Purchase Commitments. . . . . . . . . . . . . . . . . . . . .21
            No Recommendations. . . . . . . . . . . . . . . . . . . . . .21
            Expiration Date . . . . . . . . . . . . . . . . . . . . . . .21
            Withdrawal Right. . . . . . . . . . . . . . . . . . . . . . .22
            Determination of Subscription Price . . . . . . . . . . . . .22
            Transferability of Subscription Rights. . . . . . . . . . . .22
            Exercise of Subscription Rights . . . . . . . . . . . . . . .22
            Method of Payment . . . . . . . . . . . . . . . . . . . . . .23
            Guaranteed Delivery Procedures. . . . . . . . . . . . . . . .23
            Signature Guarantees. . . . . . . . . . . . . . . . . . . . .24
            Shares Held for Others. . . . . . . . . . . . . . . . . . . .24
            Ambiguities in Exercise of Subscription Rights. . . . . . . .25
            Regulatory Limitation . . . . . . . . . . . . . . . . . . . .25
            Our Decision Binding. . . . . . . . . . . . . . . . . . . . .25
            No Revocation . . . . . . . . . . . . . . . . . . . . . . . .26
            Shares of Common Stock Outstanding after the
               Rights Offering. . . . . . . . . . . . . . . . . . . . . .26
            Fees and Expenses . . . . . . . . . . . . . . . . . . . . . .26
            Subscription Agent. . . . . . . . . . . . . . . . . . . . . .26
IF YOU HAVE QUESTIONS . . . . . . . . . . . . . . . . . . . . . . . . . .27
DESCRIPTION OF COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . .27
PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND
            BY-LAWS THAT MAY HAVE ANTI-TAKEOVER EFFECTS . . . . . . . . .27
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
PRICE RANGE OF COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . .30
DETERMINATION OF OFFERING PRICE . . . . . . . . . . . . . . . . . . . . .30
PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . . . . . .31


FEDERAL INCOME TAX CONSIDERATIONS . . . . . . . . . . . . . . . . . . . .31
            Taxation Of Stockholders. . . . . . . . . . . . . . . . . . .32
            Taxation Of PurchaseSoft. . . . . . . . . . . . . . . . . . .33
            Information Reporting and Backup Withholding. . . . . . . . .33
STATE AND FOREIGN SECURITIES LAWS . . . . . . . . . . . . . . . . . . . .33
INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
IF YOU WOULD LIKE ADDITIONAL INFORMATION. . . . . . . . . . . . . . . . .34


                                PROSPECTUS SUMMARY

            This section answers in summary form some questions you may have about PurchaseSoft and this rights offering. The information in this section is not complete and does not contain all of the information that you should consider before exercising your subscription rights. You should read the entire prospectus carefully, including the "Risk Factors" section and the documents listed under "If You Would Like More Information."

                      QUESTIONS AND ANSWERS ABOUT PURCHASESOFT

WHAT IS PURCHASESOFT, INC.?

            We design, develop, market and service purchasing and materials management application specific software systems. We serve customers in a broad range of industries, from small and mid-sized businesses to Fortune 2000 companies. Our core product, PurchaseSoft-TM-, encompasses electronic catalogs, requisitioning, e-mail enabled authorization, request for quotations, quotations and analyses, purchasing, receiving, inventory management, fixed asset management, invoice management, and advanced decision support. For more information, see "PurchaseSoft."

WHERE ARE WE LOCATED?

            Our principal executive offices are located at:

                                 PurchaseSoft, Inc.
                             7301 Ohms Lane, Suite 220,
                               Edina, Minnesota 55439


                  QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

WHAT IS A SUBSCRIPTION RIGHT?

            We are distributing to you, at no charge, 0.75 subscription rights for every share of common stock that you owned on March 22, 1999. We will not distribute any fractional subscription rights, but will round the number of subscription rights you receive down to the nearest whole number. Each subscription right entitles you to purchase one share of common stock for $0.90. When you "exercise" a subscription right, that means that you choose to purchase the common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. You cannot give or sell your subscription rights to anybody else - only you can exercise them. See "The Rights Offering - The Subscription Rights."

WHAT IS A RIGHTS OFFERING?

            A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price and in an amount proportional to your existing interest, which enables you to maintain your current percentage ownership.

WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

            The basic subscription privilege of each subscription right entitles you to purchase one share of our common stock at a subscription price of $0.90. See "The Rights Offering - Basic Subscription Privilege."

WHAT IS THE OVER-SUBSCRIPTION PRIVILEGE?

            The over-subscription privilege of each subscription right entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock at the same subscription price of $0.90 per share. See "The Rights Offering - Over-Subscription Privilege."

WHAT ARE THE LIMITATIONS ON THE OVER-SUBSCRIPTION PRIVILEGE?

            If sufficient shares are available, we will honor the over-subscription requests in full. If over-subscription requests exceed the number of shares available, we will allocate all or a portion of the available shares among stockholders who oversubscribed in proportion to the number of shares purchased through the basic subscription privilege. See "The Rights Offering - Over-Subscription Privilege."

WHY ARE WE ENGAGING IN A RIGHTS OFFERING?

            We are offering the subscription rights to obtain additional working capital, to invest in research and development and to expand our sales and marketing capabilities. We believe that, if all of the subscription rights are exercised, the proceeds from the rights offering, together with funds on hand and anticipated operating revenues, will be sufficient to finance our operations as projected by our business plan for at least the next two years. Instead of selling additional shares of common stock to outside parties, our Board of Directors has chosen to give you the opportunity to buy more shares and provide us with additional capital. Of course, we cannot assure you that we will not need to seek additional financing in the future. See "Risk Factors - Capital Requirements; Uncertainty of Additional Funding."

HOW MANY SHARES MAY I PURCHASE?

            You will receive 0.75 subscription rights for each share of common stock that you owned on March 22, 1999. We will not distribute fractional subscription rights, but will round the number of subscription rights you are to receive down to the nearest whole number. Each subscription right entitles you to purchase one share of common stock for $0.90. See "The Rights Offering - Basic Subscription Privilege." If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock. On the attached subscription certificate, you may request to purchase as many additional shares as you wish for $0.90 per share. We may honor all of the over-subscription requests, but if not, you may not be able to purchase as many shares as you requested on your subscription certificate. Subject to state securities laws and regulations, we have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws. See "The Rights Offering - Over-Subscription Privilege."

HOW DID WE ARRIVE AT THE $0.90 PER SHARE PRICE?

            In determining the price per share during the rights offering, a special committee of our Board of Directors, which did not include Michael Kerrison or our directors affiliated with L-R Global, considered several factors including the historic and current market price of the common stock, our business prospects, our history of losses, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, pricing of similar transactions, the liquidity of our common stock, the level of risk to our investors, and the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock. See "The Rights Offering - Determination of Subscription Price."

HOW DO I EXERCISE MY SUBSCRIPTION RIGHTS?

            You must properly complete the attached subscription certificate and deliver it to the Subscription Agent before 5 p.m., Eastern Standard Time on April 23, 1999. The address for the Subscription Agent is on page 26. See "The Rights Offering - Exercise of Subscription Rights." Your subscription certificate must be accompanied by proper payment for each share that you wish to purchase. See "The Rights Offering - Method of Payment."

HOW LONG WILL THE RIGHTS OFFERING LAST?


            You will be able to exercise your subscription rights only during a limited period. IF YOU DO NOT EXERCISE YOUR SUBSCRIPTION RIGHTS BEFORE 5 P.M., EASTERN STANDARD TIME, ON APRIL 23, 1999, THE SUBSCRIPTION RIGHTS WILL EXPIRE. We may, in our discretion, decide to extend the rights offering. In addition, if the commencement of the rights offering is delayed, the expiration date will similarly be extended. See "The Rights Offering - Expiration Date."


AFTER I EXERCISE MY SUBSCRIPTION RIGHTS, CAN I CHANGE MY MIND?

            No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at a price of $0.90 per share.
See "The Rights Offering - No Revocation."

IS EXERCISING MY SUBSCRIPTION RIGHTS RISKY?

            The exercise of your subscription rights involves certain risks. Exercising your subscription rights means buying additional shares of our common stock, and should be carefully considered as you would view other equity investments. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 7.

WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?

            You will retain your current number of shares of common stock even if you do not exercise your subscription rights. However, if other stockholders exercise their subscription rights and you do not, the percentage of PurchaseSoft that you own will diminish, and your voting and other rights will be diluted. See "Risk Factors - Dilution of Your Percentage Ownership of PurchaseSoft."

CAN I SELL OR GIVE AWAY MY SUBSCRIPTION RIGHTS?

            No.

MUST I EXERCISE ANY SUBSCRIPTION RIGHTS?

            No.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY SUBSCRIPTION
RIGHTS?

            The receipt and exercise of your subscription rights are intended to be nontaxable. You should seek specific tax advice from your personal tax advisor. See "Federal Income Tax Considerations - Taxation of Stockholders."

WHEN WILL I RECEIVE MY NEW SHARES?

            If you purchase shares of common stock through the rights offering, you will receive certificates representing those shares as soon as practicable after April 23, 1999. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may have elected to purchase by exercise of your basic or over-subscription privilege in order to comply with state securities laws.


CAN WE CANCEL THE RIGHTS OFFERING?

            Yes. A committee of our disinterested directors may cancel the rights offering at any time on or before April 23, 1999, for any reason. If we cancel the rights offering, any money received from stockholders will be refunded promptly. See "The Rights Offering - Withdrawal Right."

HOW MUCH MONEY WILL PURCHASESOFT RECEIVE FROM THE RIGHTS OFFERING?

            Our gross proceeds from the rights offering depend on the number of shares that are purchased. If we sell all 6,151,382 shares offered by this prospectus, then we will receive proceeds of $5,536,243.80.

            To guarantee us a minimum of $3.6 million in proceeds after the rights offering:

            - Our largest stockholder, L-R Global Partners, L.P. ("L-R
              Global"), two principals of which serve on our Board of Directors, has committed to exercise its basic subscription privilege in the rights offering to the extent of at least $2,727,000.

            - Michael G. Kerrison, our Chief Executive Officer and Chairman
              of the Board, has committed to exercise his basic subscription and over-subscription privileges in the rights offering for up to $100,000, subject to availability of sufficient shares on an over-subscription basis.


            - L-R Global has also made a stand-by commitment that if the rights offering is undersubscribed and, as a result, our proceeds from the rights offering are less than $5,000,000, L-R Global will purchase, at $0.90 per share, additional shares of common stock to make up the shortfall, but only up to a total investment in this offering, of $3,500,000.

As a result, we expect to receive minimum proceeds of $3.6 million from the rights offering, even if no other stockholders exercise their subscription rights. See "The Rights Offering - Purchase Commitments."

HOW WILL WE USE THE PROCEEDS FROM THE RIGHTS OFFERING?

            We will use the proceeds from the rights offering for additional working capital, to invest in research and development and to expand our sales and marketing capabilities. See "Use of Proceeds."

HOW MANY SHARES WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING?


            The number of shares of common stock that will be outstanding after the rights offering depends on the number of shares that are purchased. If we sell all of the shares offered by this prospectus, then we will issue 6,151,382 new shares of common stock during the rights offering. In that case, we will have approximately 14,354,000 shares of common stock outstanding after the rights offering. Even if no other stockholders exercise their subscription rights, L-R Global and Michael G. Kerrison have committed to purchase a total of 4,000,000 shares of common stock from us in the rights offering, in which case we will have approximately 12,202,000 shares of common stock outstanding after the rights offering.

WHAT IF I HAVE MORE QUESTIONS?

            If you have more questions about the rights offering, please contact our Chief Financial Officer, Philip D. Wolf, at PurchaseSoft, Inc., 7301 Ohms Lane, Suite 220, Edina, Minnesota 55439, Telephone: 612-941-1500. See "If You Have Questions."

                     A WARNING ABOUT FORWARD-LOOKING STATEMENTS

            This prospectus contains and may incorporate by reference "forward-looking" statements, including statements regarding our expectations, beliefs, intentions or strategies regarding the future. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "believe," "intend," "expect," "anticipate," "estimate," "continue," or other similar words. Variations on those or similar words, or the negatives of such words, also may indicate forward-looking statements. Although we believe that the expectations reflected in this prospectus are reasonable, we cannot assure you that our expectations will be correct. We have included a discussion entitled "Risk Factors" in this prospectus, highlighting important factors that could cause our actual results to differ materially from our expectations. If in the future you hear or read any forward-looking statements concerning us, you should refer back to the discussion of Risk Factors. The forward-looking statements in this prospectus are accurate only as of its date. If our expectations change, or if new events, conditions or circumstances arise, we are not required to, and may not, update or revise any forward-looking statement in this prospectus.

            These forward-looking statements include, but are not limited to, expressions of interest in our PurchaseSoft-TM- software product, as well as the potential for future orders of our software product or new products we may later introduce. Forward-looking statements are inherently uncertain.
Our actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including but not limited to, the following:

            - our history of losses and accumulated deficit, inconsistent revenues and the uncertainty of future profitability;

            - the uncertainty of market acceptance of our PurchaseSoft-TM-
              software product or any products introduced in the future;

            - new management and the need to recruit sales, service and implementation personnel;

            - the intensity of competition in the software field;

            - the rapid progress of technology in the industry in which we participate;

            - our dependence on a single product; and

            - the level of protection over our intellectual property and proprietary rights.

            In addition to the risks and uncertainties discussed below, you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in our filings with the Securities and Exchange Commission (the "SEC") and in our Annual Report on Form 10-KSB for the year ended May 31, 1998. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus, and you should not unduly rely on such statements.

                                    RISK FACTORS

            INVESTING IN PURCHASESOFT'S COMMON STOCK IS VERY RISKY. YOU SHOULD BE ABLE TO BEAR A COMPLETE LOSS OF YOUR INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN, OR MAKE FURTHER INVESTMENTS IN, OUR COMMON STOCK.

            HISTORY OF LOSSES AND EXPECTATION OF FUTURE LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY. We had a net loss of approximately $2.3 million for the fiscal year ended on May 31, 1998 and had an accumulated deficit of approximately $16.9 million through May 31, 1998. We have experienced ongoing losses from operations and expect such losses to continue until we generate product sales in sufficient volume to offset expenses. We had revenues of $616,639 for the fiscal year ended May 31, 1998 and $599,373 for the fiscal year ended May 31, 1997. We do not expect to operate profitably unless and until our sales of software products generate sufficient revenue to fund our operations. We cannot assure you that our revenues will grow enough so that PurchaseSoft will operate profitably.

            CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FUNDING. At February 23, 1999, we had a cash balance of approximately $2,131,000. It is difficult to predict the costs of the ongoing development of our software products and of the rebuilding and expansion of our sales force and other required personnel, as well as our working capital and other capital needs. We cannot assure you that the revenues we generate, if any, from the sale of our software products will be adequate to successfully market our software products and to expand our sales force. We anticipate that we may have to raise additional capital to fund continued operations. We cannot assure you that any additional required capital will be available on acceptable terms, if at all. If we are unable to raise additional capital on acceptable terms, we may have to discontinue operations and liquidate. It is highly likely that you will lose all of your investment in the event of any liquidation of our assets.

            PROVISION OF FUNDING BY L-R GLOBAL. Since April of 1997, we have had limited sources of financing and L-R Global has been providing financial support and funding our operations. On February 9, 1999, L-R Global lent us $2 million in order to allow us to maintain liquidity and adequate levels of working capital. L-R Global has committed to exercise its basic subscription privilege in an amount of at least $2,727,000 in the rights offering and intends to pay for its purchase of shares in part through the cancellation of debt to L-R Global under the $2 million note. L-R Global has also made a stand-by commitment that if the rights offering is undersubscribed and, as a result, our proceeds from the rights offering are less than $5,000,000, L-R Global will purchase, at $0.90 per share, additional shares of common stock to make up the shortfall, but only up to a total investment in this offering, of $3,500,000. See "The Rights Offering - Purchase Commitments" and "Use of Proceeds." We cannot assure you that L-R Global will continue to render financial support should we need additional financing for continued operations. If L-R Global were to discontinue its financial support, we cannot assure you that alternative sources of financing will be available or that the terms of alternative resources will be as favorable to us.

            UNCERTAINTY OF MARKET ACCEPTANCE OF PURCHASESOFT SOFTWARE. We have invested heavily in research for, and development of, our core purchasing and materials management software system - PurchaseSoft-TM-. Although we feel our GT Purchase PRO product has been received favorably in the market place, we cannot assure you that our PurchaseSoft-TM- product will achieve market acceptance. We believe that our history of financial performance has negatively affected our image in the marketplace and that we may have forfeited business from potential customers who expressed concerns about our financial status and ability to remain solvent. We believe that the equity proceeds from the rights offering, in which we expect to raise a minimum of $3.6 million based upon commitments we have already received, will position us to overcome existing and potential future customers' concerns regarding our viability. We believe our largest challenge is to gain widespread market acceptance of our PurchaseSoft-TM- software product as well as any future products we may introduce. Failure to obtain market acceptance would have a material adverse effect on our business.

            NEW MANAGEMENT, ABILITY TO RECRUIT SALES, SERVICE, AND IMPLEMENTATION PERSONNEL. Although three members of our management team have been with us for more than one year, and two of those for more than four years, our new management has a very limited history in operating PurchaseSoft; although our managers are experienced in managing companies facing challenges similar to those being faced by PurchaseSoft. We cannot assure you that our management will be successful in meeting planned objectives for PurchaseSoft. Our ability to achieve anticipated revenues depends substantially upon our ability to attract on a timely basis, and retain, skilled personnel, especially key management, sales, support, and implementation personnel. We believe that our future success will depend in large part on our ability to attract and retain highly skilled technical, managerial, marketing, and professional services personnel to ensure the high quality of products and services we seek to provide to our customers. Competition for such personnel, in particular for product development and implementation personnel, is intense, and we compete in the market for such personnel against numerous companies, including larger, more established companies with significantly greater financial resources than we have. We cannot assure you that we will be successful in attracting and retaining skilled personnel. Our inability to attract and retain qualified personnel would have a material adverse effect on our business.

            INTENSE COMPETITION. The software products industry is intensely competitive. We have numerous competitors in the United States and abroad. Our competitors range from large ERP vendors (such as SAP, BAAN, Oracle and PeopleSoft) to medium-sized vendors (such as QAD and Symix) to industry specific and best of breed vendors (such as Ariba). Many of these competitors have greater financial and other resources, larger research and development staffs and more effective marketing organizations than we do. These competitors all offer software products performing functions similar to our products. The market in which we compete is undergoing tremendous growth and we believe that this will invite new competitors. We cannot assure you that our competitors do not have or will not offer or develop products that are superior to our products or that achieve greater market acceptance. In addition, suppliers of relational database management systems and companies that develop management information software applications for large multinational manufacturers have begun to target our potential customers and offer applications that compete in our markets. As a result, competition (including pricing competition) may increase, which could result in price reductions and loss of market share. We may also face market resistance from potential customers within the large installed base of legacy systems, which may be reluctant to commit the time and resources necessary to convert to an open, systems-based, client/server software product. As the client/server computing market expands, a large number of companies, many with significantly greater resources than we have, may enter the market or increase their market share by acquiring or entering into alliances with PurchaseSoft's competitors. We cannot assure you that we will be able to compete successfully against our competitors; competitive pressures we face may adversely affect our financial performance.

            RAPID TECHNOLOGICAL CHANGE. The market for our software products is characterized by rapid technological advances, evolving industry standards, change in end-user requirements, and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards could render our existing products and products currently under development obsolete and unmarketable. Accordingly, our future success will depend in part upon our ability to enhance our current products and develop and introduce new products that keep pace with technological developments, satisfy varying end-user requirements and achieve market acceptance. Any failure by us to anticipate or respond adequately to technological developments or end-user requirements, or any significant delays in product development or introduction, could severely damage our competitive position and have a material adverse effect on revenues. We cannot assure you that we will be successful in developing and marketing new products or product enhancements on a timely basis or that we will not experience significant delays in the future which could have a material adverse effect on our results of operations. In addition, there can be no assurance that new products or product enhancements we develop will achieve market acceptance.

            DEPENDENCE ON A SINGLE PRODUCT. We expect to derive substantially all of our revenues in the near term from the sale of our PurchaseSoft-TM-software product and related support services. Accordingly, any event that adversely affects revenue generated from the sale of software or from the professional fees derived from the installation of our PurchaseSoft-TM-software product, such as competition from other products, significant flaws in the product, or incompatibility with third party hardware or software products, negative publicity or evaluation, or obsolescence of the hardware platforms or software environments in which the product runs, could have a material adverse effect on our results of operations. Our future financial performance will depend on the continued development and introduction of new and enhanced versions of PurchaseSoft-TM- and other products and on customer acceptance of these new enhanced products.

            NEW PRODUCT DEVELOPMENT. We are in the process of designing a new architecture for our flagship product, PurchaseSoft-TM- 5.0, which will move the product from a two-tiered to three-tiered design. The advantage of a three-tiered design is that it will allow our product to support more users by concentrating network traffic, distributing network processing loads, and also facilitate more efficient and timely maintenance and upgrading of software applications. In addition we are developing a web-based version of our product written in JAVA. See the discussion under "PurchaseSoft - Our Products." Most of our working capital allocated to research and product development is being channeled towards the design of this next generation of products. We cannot guarantee you that our design and development of these products will achieve the desired results, nor can we assure you that we will be able to successfully develop the products on a timely basis. Even if development is completed as planned, we cannot assure you that we will be able to market new products or new versions of products successfully. The failure of new products to gain market acceptance, or our inability to introduce products compatible with ever-changing technology on a timely basis, would damage our ability to compete in the marketplace and would have an adverse effect on our business and operations.

            FLUCTUATION IN QUARTERLY OPERATING RESULTS. Our revenues and operating results can vary substantially from quarter to quarter. Sales revenues in any quarter are largely dependent on aggregate contracting activity and our ability to recognize revenue in that quarter in accordance with our revenue recognition policies. Revenues may vary from quarter to quarter due to variances in prior quarter contracting activity which impacts revenue on a lag and may not reflect positively or adversely our future financial performance. Our sales cycle is relatively long and variable. Our ability to increase revenue is dependent on our ability to grow sales activity which provides opportunities for consulting, training and subsequent maintenance revenues. Additionally, we cannot assure you that we will be able to recruit, hire, and train sufficient numbers of qualified consultants to perform such services. These fluctuations make it likely that in one or more future quarters our operating results will be below the expectations of public securities market analysts. Performance below market analysts expectations would likely have an adverse material effect on the price of our common stock.

            INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS. We rely on a combination of copyright, trademark and trade secret laws, employee and third party nondisclosure agreements, and other industry standard methods for protecting ownership of our proprietary software. We cannot assure you, however, that in spite of these precautions, an unauthorized third party will not copy or reverse-engineer certain portions of our products or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the mechanisms we use to protect our software will be adequate or that our competition will not independently develop software products that are substantially equivalent or superior to our software products. We expect that, as the number of software products in the industry increases and the functionality of these products further overlaps, software products will increasingly be subject to claims of infringement on third party proprietary rights. Any such claim, whether with or without merit, could result in costly litigation and require us to enter into royalty or licensing arrangements. These royalty or license arrangements, if required, may not be available on terms acceptable to us, or at all.


            SHARES ELIGIBLE FOR FUTURE SALE. Assuming that the holders of our outstanding options and warrants exercise their respective securities, we would have to issue a total of up to approximately 3,200,000 additional shares of common stock. Our management is of the opinion that, if a substantial number of such shares were offered at one time, such an offering would likely have an adverse effect on the market price for the common stock. In addition, if the market price were to decline because of such an offering of shares, management is of the opinion that such a development may adversely affect our ability to raise additional capital in the equity markets, when and if necessary, at a price and at a time favorable to us.


            ABSENCE OF DIVIDENDS. We have never declared or paid cash dividends. We do not intend to declare or pay any cash dividends in the foreseeable future.

            YEAR 2000 COMPLIANCE. We believe that our PurchaseSoft-TM-product is year 2000 compliant, however our customers' hardware systems on which our product is installed may contain other software applications, some of which are integral to the function of the system or inter-operate with our product, that may not be year 2000 compliant. Any failure of such equipment or its installed base of software is likely to adversely affect the operation of our product. Our business, financial condition or results of operations could be materially adversely affected by the failure of our saleable software products, or those provided by other parties, to properly manage dates beyond 1999.

            We are conducting a comprehensive review of the year 2000 compliance of our significant internal information systems. To date, we believe that the significant business, accounting and operations software we use internally are either compliant or can be remediated without material impact on our business operations. However, we cannot assure you that we will not experience difficulties with any necessary conversion of these systems. Our business, financial condition or results of operations could be materially adversely affected by the failure of our internal systems and internal software applications to properly manage dates beyond 1999.

            DILUTION OF YOUR PERCENTAGE OWNERSHIP OF PURCHASESOFT. If you do not exercise all of your subscription rights, you may suffer significant dilution of your percentage ownership of PurchaseSoft relative to stockholders who exercise their subscription rights. For example, if you own 100,000 shares of common stock before the rights offering, or 1.22% of the equity of PurchaseSoft, and you exercise none of your subscription rights while all other subscription rights are exercised through the basic subscription privilege or over-subscription privilege, then your percentage ownership will be reduced to 0.70%.

            RISKS ASSOCIATED WITH EXERCISING SUBSCRIPTION RIGHTS. We cannot assure you that the public trading market price of our common stock will not decline before the subscription rights expire. If you exercise your subscription rights and then the public trading market price of the common stock decreases below $0.90, then you will have committed to buy shares of common stock at a price above the prevailing market price. Moreover, we cannot assure you that following the exercise of subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until certificates are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock you purchase in the rights offering. Certificates representing shares of PurchaseSoft common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of rights.

            NO REVOCATION OF EXERCISE OF SUBSCRIPTION RIGHTS; CANCELLATION OF RIGHTS OFFERING. Once you exercise your subscription rights, you may not revoke the exercise. If we elect to withdraw or terminate the rights offering, neither we nor the Subscription Agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments.

            DETERMINATION OF THE SUBSCRIPTION PRICE. The subscription price was set by a special committee of our Board of Directors, which did not include Michael Kerrison or any directors affiliated with L-R Global. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the value of PurchaseSoft. See "The Rights Offering - Determination of Subscription Price."

            VOLATILITY OF STOCK PRICE. Based on the trading history of our common stock, we believe that certain factors cause the market price of the our stock to fluctuate significantly. These factors include, without limitation:

            - quarterly fluctuations in our financial results;

            - announcements of technological innovations or new products by us or our competitors;

            - market conditions in the software industry, and in the
              industries that purchase our products;

            - changes in relationships with our customers; and

            - the size of the public float of the our common stock (which will depend, in part, on the number of shares of common stock purchased or acquired by you and other stockholders in the rights offering).

            LIMITED MARKET FOR COMMON STOCK. Trading in our common stock is presently conducted in the over-the-counter market. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, the common stock. Although our common stock is quoted on the OTC Bulletin Board-Registered Trademark-, we cannot assure you that a developed regular trading market will be sustained. The OTC Bulletin Board-Registered Trademark-is an inter-dealer, over-the-counter market which provides significantly less liquidity than a national stock exchange or NASDAQ and quotes for stocks included on the OTC Bulletin Board-Registered Trademark- are not listed in the financial sections of newspapers as are those for a national securities exchange or NASDAQ. Therefore, the prices for shares of common stock traded solely on the OTC Bulletin Board-Registered Trademark- may be difficult to obtain, and purchasers of our common stock may be unable to resell their common stock at or near its original offering price, or at any price.

            CONTROL BY MAJOR STOCKHOLDER. As of February 23, 1999, L-R Global and two principals of L-R Global who serve on our Board of Directors in the aggregate owned approximately 51.3% of our voting stock. L-R Global also holds warrants presently exercisable for an aggregate of approximately 204,000 shares of common stock that if exercised prior to the rights offering would increase its ownership of our voting stock by approximately 1.2%. The rights offering could, and in fact is likely to, result in L-R Global owning an even greater percentage of our common stock. L-R Global has enough votes to approve or disapprove any matters that are determined by a majority vote of our stockholders, and accordingly your ability to influence PurchaseSoft through voting your shares is limited.

                                  PURCHASESOFT

OUR HISTORY

            In 1977 we began operations as a management consulting firm specializing in purchasing and materials management. We were initially incorporated under the laws of the State of New York with the name Schacher, Greentree & Co., Inc. and we later changed our name to Greentree Software, Inc. In 1985, we introduced our first software product for purchasing and materials management, Computer Aided Purchasing-Registered Trademark-
("CAP") for use on IBM compatible personal computers. Since 1991, all of our revenues have been derived from the sales and maintenance of software products and services. In November, 1998, we reincorporated in the State of Delaware by means of a migratory merger and in the process changed our name to PurchaseSoft, Inc. to better reflect our focus.

            In May of 1994, we released our first Microsoft Windows and client/server based purchasing and materials management software system, GT Purchase PRO. We released GT Purchase PRO version 5.0 in March, 1996, which was followed by the release of our significantly enhanced version 6.0 in May, 1997. In the fall of 1997, we changed the product name from GT Purchase PRO to PurchaseSoft 2.0 consistent with the wider "enterprise" scope of our software solution. The latest release, PurchaseSoft-TM- 5.0, was released in November, 1998.

OUR PRODUCTS

            PURCHASESOFT-TM- 5.0. PurchaseSoft-TM- 5.0 is a suite of software modules that provides end-to-end operational support for strategic procurement. The suite provides a complementary solution to a company's existing financial, enterprise requirements planning ("ERP") and supply chain management ("SCM") packages and can also be integrated with legacy systems. The PurchaseSoft 5.0 suite includes the following modules:

-  Requisitioning                            -  Inventory Management
-  Purchase Order Management                 -  Invoice Matching
-  Receiving                                 -  Asset Tracking
-  Request for Quotations ("RFQ"s)           -  Advanced Analysis and Reporting
-  Quotations and Bid Analysis               -  Accounts Payable Interface
-  Data Integration and Migration            -  Blanket Orders

            All of the modules are integrated, but some can also be purchased separately to complement existing applications. The software suite routes electronic purchase requisitions through the Internet, an intranet, corporate local area networks (LANs), or to back-office solution processing. Requisitions are created by making selections from online product and services catalogs. For users requiring approval of requisitions before their conversion into orders, the software suite has the capability of implementing an authorization cycle established through user-defined workflow coordinated through existing e-mail systems.

            Requisitions can be converted to RFQs to support the bidding and sourcing process, or requisitions can be turned directly into purchase orders. All information is processed at the line item level. Buyers can turn a single requisition into multiple purchase orders, or multiple requisitions into a single purchase order. A blanket purchase order feature handles routine and repetitive purchases. Purchase orders can be sent to suppliers through various media, including paper, fax, e-mail, or exported for electronic data interface (EDI) exchange. Contracts, product specifications, and other documents are managed as file attachments. The system supports robust industry standard databases including Microsoft SQL Server and Oracle.

            We designed our system to operate through the Internet as well as intranet networks using a TCP/IP protocol. A thin client approach is available for purchase requisitioners through their intranet, and remote users with no wide area network (WAN) access can create and send requisitions through an Internet web browser. In addition, supplier web sites can be easily launched from within the system. The supplier file maintains URLs for quick launch of a desktop web browser.

FUTURE PRODUCTS

            We hope to introduce two new versions of our product within the next year. Our current product, PurchaseSoft-TM- 5.0, is a two-tier product. We are in the process of converting PurchaseSoft 5.0 to a three-tier product and plan to begin delivery, in phases, in late summer of 1999.

            Concurrently, we are developing a web-based version of PurchaseSoft-TM- 5.0 written in JAVA. This JAVA product will have similar functionality to PurchaseSoft 5.0, but will have a flexible architecture designed to take advantage of technological advancements in the Internet and intranets. We hope to begin a phased delivery of this JAVA product beginning in the summer of 1999. We believe that delivering products compatible with a range of technologies will optimize our ability to serve our customers on the leading-edge of technology and provide companies with the ability to remain state-of-the-art.

OUR MARKETPLACE

            Electronic procurement and strategic sourcing automation are emerging markets within the supply chain segment of software applications. With the advent of and widespread usage of Internet/intranet technologies, an enterprise can now efficiently deploy self-service applications, such as material requisitions and approvals, on every desktop. This streamlines an organization's expenditure cycle by enhancing supplier relationships and streamlining purchasing control and management. To capture this market, software vendors need to offer implementations of client/server, Internet/intranet, and workflow technologies which have the flexibility to operate with existing systems and may be tailored to a company's industry and size of operations. Optimally, the applications should integrate best practices purchasing with supplier management.

            By targeting customers within fast-growing industries, our goal is to gain momentum and capture an early market share of this emerging market. To reach our goal, we have retained the services of a marketing consulting firm to assist us in defining target market industries and developing strategic sales and marketing messages. We currently have a significant market research project in process to help focus our efforts in these areas.

DISTRIBUTION STRATEGY

            We believe that the enterprise-wide, client/server and browser markets, because they are emerging markets, afford the greatest immediate revenue opportunity. Our strategy is:

            - to build a direct sales force to sell directly to mid-range and low-end Fortune 2000 accounts, and

            - to seek partnerships and alliances with system integrators, strategic partners and other software vendors

We cannot assure you that we will be successful in developing our alliance and partner network or in recruiting a sales staff to meet our needs.

COMPETITION

            We sell our products in the highly competitive market for purchasing and procurement software. We face competition from several sources ranging from large ERP vendors (such as SAP, Baan, Oracle and PeopleSoft) to medium-sized vendors (such as QAD and Symix), as well as industry specific vendors and best of breed vendors (such as Ariba). We believe our products compete and compare favorably to those of our competitors on the basis of product features, performance, and price. However, we believe that our history of financial performance has negatively affected our image in the marketplace and that we may have forfeited business from potential customers who have expressed concerns about our financial status and ability to remain solvent. We believe that the equity proceeds raised in the rights offering, which we expect to raise a minimum of $3.6 million based upon commitments we have already received, will position us to overcome existing and potential future customers' concerns regarding our viability. However, it is difficult to predict what effect these issues may have on our future market image, overall competitiveness, and ability to market our products. We cannot assure you that we will be able to grow sufficiently to enable us to compete effectively.

RESEARCH AND PRODUCT DEVELOPMENT

            Since inception, we have made substantial investments in research and development. In fiscal 1998, we spent approximately $227,000 on research and development activities. We believe that timely development of new software product enhancements to existing software products is essential to build our position in the marketplace. We are also seeking to expand our line of products in the marketplace, leveraging relationships with existing customers and aggressively increasing market share.

            As with any new software product, certain software "bugs" have been identified in PurchaseSoft-TM- 5.0. We believe all of these have been addressed and corrected; however, bugs may continue to be discovered in the future. We have a formal quality assurance program, as well as beta testing by select customers and/or prospects to identify those bugs which are considered significant and need to be corrected prior to general release of the product/module to the market.
We believe that all significant bugs with respect to the modules released to date have been identified and corrected or are being corrected; however, it is impossible for us to test every permutation our products may be subject to, and future bugs may be identified.

SOFTWARE MAINTENANCE

            We have generally sold software maintenance packages to our customers in connection with sales of our products. These contracts generally entitle participating customers to telephone support and upgrades, as they become available. The proportion of our revenues arising from maintenance arrangements has been increasing, and we intend to continue to rely on the provision of support services as a means of generating revenue and cash flow.

INTELLECTUAL PROPERTY

            We have applied to register with the United States Patent and Trademark Office the trademark "PurchaseSoft" for our purchasing and materials management software product. We have sought, and will continue to seek, the protection of all of our software and documentation through a combination of contract, copyright, trademark and trade secret laws, as appropriate. Existing copyright laws afford only limited protection. We cannot assure you that these protections will be adequate or that our competitors will not independently develop technologies that are superior to our technology. We cannot assure you that third parties will not assert infringement claims against us in the future. We intend to aggressively protect our trademark, copyright and proprietary rights against any attempt by a competitor to infringe or interfere with such rights. However, litigation in this area is expensive and we may not wish to commit funds to commence or pursue such litigation, especially because the high costs could adversely affect our operational results. Even if we commence litigation, there is no assurance that we would prevail, or have adequate resources to fully pursue any claims we may have or vigorously defend our position.

EMPLOYEES

            As of February 23, 1999, we had twenty full-time employees consisting of three executive officers, seven sales and marketing personnel, seven development and support employees, and three administrative personnel. In addition, we engage three independent contractors. None of these employees or contractors is subject to a collective bargaining agreement. We believe relations with our employees are good.

                              RECENT DEVELOPMENTS

RESIGNATION OF CEO AND CHAIRMAN OF THE BOARD OF DIRECTORS

            On January 31, 1999, Joseph D. Mooney resigned as Chief Executive Officer, Chairman of the Board of Directors and a director of PurchaseSoft. Michael G. Kerrison, a director, was elected to replace Mr. Mooney as Chief Executive Officer and Chairman of the Board of Directors.

            Mr. Kerrison, who formerly served as a consultant to PurchaseSoft assisting principally with sales and marketing strategy, has been a member of the Board of Directors since October 1998. From 1995 to 1998, Mr. Kerrison was the Chief Executive Officer and an owner of North Central Consulting, Inc., a company he founded specializing in information technology services for the midrange market. Between 1984 and 1996, Mr. Kerrison founded and successfully ran two other companies, Computer Options, Inc. and Maintenance Innovators, Inc.

FUNDING BY L-R GLOBAL

            In order to obtain working capital to implement our reorganization and restructuring plans (described below), on February 9, 1999, we borrowed $2 million from L-R Global, and signed a demand promissory note in return. Under the terms of this note, we must repay the principal and interest due at any time upon the demand of L-R Global. L-R Global has agreed to exercise its basic subscription privilege in the rights offering for at least $2,727,000 and cancel the debt represented by the note as part of the purchase price for shares purchased in the rights offering. L-R Global has also made a stand-by commitment that if the rights offering is undersubscribed and, as a result, our proceeds from the rights offering are less than $5,000,000, L-R Global will purchase, at $0.90 per share, additional shares of common stock to make up the shortfall, but only up to a total investment in this offering, of $3,500,000.

REORGANIZATION AND REFOCUS

            On February 3, 1999, we announced our plans to reorganize and refocus on our core competencies, specifically our deep domain expertise in end-to-end organizational procurement. We will be targeting what we perceive to be the growing electronic procurement market in mid-range companies and low-end Fortune 2000 companies. We seek to exploit market opportunities by providing business-to-business strategic procurement software and service solutions that deliver rapid results and are designed to provide significant returns on investment for companies implementing them.

            As a part of our restructuring and refocus, we terminated several employees across various departments whose function or skill set was inconsistent with the focus on our current business strategy. In connection with this restructuring and reorganization, we expect to take a one-time charge of approximately $610,000 in the third quarter ending February 28, 1999 for severance pay and other restructuring costs.

CASH BALANCE, LIQUIDITY, FINANCING

            We currently have a cash balance of approximately $2,131,000 as of February 23, 1999. Since April of 1998, L-R Global has been principally responsible for providing financial support and funding our operations in order to allow us to maintain liquidity and adequate levels of working capital. Prior to obtaining funding from L-R Global, we had an insufficient level of liquidity to maintain operations at their current levels. As has been the case during previous periods, our levels of liquidity and capital resources have impeded our pursuit of new initiatives.

MARKETING EFFORTS

            For the fiscal year ended May 31, 1998, we generated total revenues of $616,639. For the six months ended November 30, 1998, we generated total revenues of $240,299 compared with $188,752 for the same period in 1997. We intend to continue to apply efforts toward improving our sales force and sales methods as an integral component of our marketing strategy.

            Based upon numerous meetings with current and prospective customers, we believe that our new product initiatives, if successfully brought to the market on a timely basis, will meet or exceed our targeted market's needs in a cost-effective manner. We currently estimate a phased-introduction of our next generation products beginning in the summer of 1999. For more information, see "PurchaseSoft - Future Products."

BOARD OF DIRECTORS; MANAGEMENT COMPENSATION

            Our board of directors currently consists of Brad Markowitz, Jeffrey Pinkerton, Michael G. Kerrison, J. Murray Logan and Donald S. LaGuardia. Joseph D. Mooney resigned as a director of PurchaseSoft on January 31, 1999, and at the same time resigned as Chief Executive Officer and Chairman of the Board of Directors.

            We have agreed to pay Michael G. Kerrison an annual base salary of $200,000, including $150,000 payable in cash and $50,000 payable in the form of shares of common stock. In addition, Mr. Kerrison has been granted an incentive stock option exercisable for an aggregate of up to 625,000 shares of common stock of which 250,000 shares vest immediately. The remaining 375,000 share balance of the option to Mr. Kerrison will vest on an accelerated basis if certain business plan milestones are exceeded, but in any event such balance will vest by the end of the 57th month following the date of grant.

                                THE RIGHTS OFFERING

            BEFORE EXERCISING OR SELLING ANY SUBSCRIPTION RIGHTS, YOU SHOULD READ CAREFULLY THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 7.

THE SUBSCRIPTION RIGHTS.

            We are distributing non-transferable subscription rights to stockholders who owned shares of our common stock on March 22, 1999, at no cost to the stockholders. We will give you 0.75 subscription rights for each share of common stock that you owned on March 22, 1999. You will not receive fractional subscription rights during the rights offering, but instead we will round your number of subscription rights down to the nearest whole number. Each subscription right will entitle you to purchase one share of common stock for $0.90. If you wish to exercise your subscription rights, you must do so before 5 p.m., Eastern Standard Time, on April 23, 1999. After that date, the subscription rights will expire and will no longer be exercisable.


BASIC SUBSCRIPTION PRIVILEGE.

            Each subscription right will entitle you to receive, upon payment of $0.90, one share of common stock. You will receive certificates representing the shares that you purchase pursuant to your basic subscription privilege as soon as practicable after April 23, 1999, whether you exercise your subscription rights immediately prior to that date or earlier.

OVER-SUBSCRIPTION PRIVILEGE.

            Subject to the allocation described below, each subscription right also grants you an over-subscription privilege to purchase additional shares of common stock that are not purchased by other stockholders. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription certificate. When you send in your subscription certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege). If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all over-subscription privileges, you will be allocated shares pro rata (subject to elimination of fractional shares), in proportion to the number of shares you purchased through your basic subscription privilege. However, if your pro rata allocation exceeds the number of shares you requested on your subscription certificate, then you will receive only the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other stockholders exercising their over-subscription privileges. Subject to state securities laws and regulations, we have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws.

            As soon as practicable after April 23, 1999, American Stock Transfer & Trust Company, the "Subscription Agent," will determine the number of shares of common stock that you may purchase pursuant to the over-subscription privilege. You will receive certificates representing these shares as soon as practicable after April 23, 1999. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any and all shares to stockholders affected by such regulations, who elect to participate in the rights offering, including shares that we issue with respect to your basic or over-subscription privilege in order to comply with state securities laws. If you request and pay for more shares than are allocated to you, we will refund that overpayment, without interest. In connection with the exercise of the over-subscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to the Subscription Agent and PurchaseSoft as to the aggregate number of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the over-subscription privilege, by each beneficial owner on whose behalf such nominee holder is acting.


PURCHASE COMMITMENTS.

            In order to obtain working capital, on February 9, 1999, we borrowed $2 million from L-R Global, and signed a demand promissory note in return. Under the terms of this note, we must repay the principal and interest due at any time upon the demand of L-R Global. L-R Global has agreed to exercise its basic subscription privilege in the rights offering for at least $2,727,000 and cancel the debt represented by the note as part of the purchase price for shares purchased in the rights offering. See "Recent Developments - Funding by L-R Global."

            Michael G. Kerrison, our Chief Executive Officer and Chairman of the Board, has committed to exercise his basic subscription and over-subscription privileges in the rights offering for up to $100,000, subject to the availability of sufficient shares on an over-subscription basis.


            L-R Global has also made a stand-by commitment that if the rights offering is undersubscribed and, as a result, our proceeds from the rights offering are less than $5,000,000, L-R Global will purchase, at $0.90 per share, additional shares of common stock to make up the shortfall, but only up to a total investment in this offering, of $3,500,000. Accordingly, we expect to receive at least $3.6 million as a result of the rights offering. If all subscription rights are exercised in the rights offering, our gross proceeds of the rights offering will be $5,536,243.80.

NO RECOMMENDATIONS.

            We are not making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

EXPIRATION DATE.

            The rights will expire at 5 p.m., Eastern Standard Time, on April 23, 1999, unless we decide to extend the rights offering. If this commencement of the rights offering is delayed, the expiration date will be similarly extended. If you do not exercise your basic subscription privilege and over-subscription privilege prior to that time, YOUR SUBSCRIPTION RIGHTS WILL BE NULL AND VOID. We will not be required to issue shares of common stock to you if the Subscription Agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

WITHDRAWAL RIGHT.

            A committee of our disinterested directors may withdraw the rights offering in its sole discretion at any time prior to or on April 23, 1999, for any reason (including, without limitation, a change in the market price of the common stock). If we withdraw the rights offering, any funds you paid will be promptly refunded, without interest or penalty.

DETERMINATION OF SUBSCRIPTION PRICE.

            A special committee of our Board of Directors, which did not include Michael Kerrison or any directors affiliated with L-R Global, decided to charge the $0.90 per share subscription price after considering a variety of factors including the historic and current market price of the common stock, our business prospects, our history of losses, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, pricing of similar transactions, the liquidity of our common stock, the level of risk to our investors, and the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock. The $0.90 per share subscription price should not be considered an indication of the actual value of PurchaseSoft or our common stock. We cannot assure you that the market price of the common stock will not decline during the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $0.90 per share. See "Determination of Offering Price."

TRANSFERABILITY OF SUBSCRIPTION RIGHTS.

            Only you may exercise the basic subscription privilege and the over-subscription privilege. You may not sell, give away or otherwise transfer the basic subscription privilege or the over-subscription privilege.

EXERCISE OF SUBSCRIPTION RIGHTS.

            You may exercise your subscription rights by delivering to the Subscription Agent on or prior to April 23, 1999:

            - A properly completed and duly executed subscription certificate;

            - Any required signature guarantees; and

            - Payment in full of $0.90 per share of common stock to be purchased through the basic subscription privilege and the over-subscription privilege.

You should deliver your subscription certificate and payment to the Subscription Agent at the address shown under the heading "Subscription Agent." We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of rights.

METHOD OF PAYMENT.

            Payment for the shares must be made by check or bank draft (cashier's check) drawn upon a United States bank or a postal, telegraphic or express money order payable to "AMERICAN STOCK TRANSFER & TRUST COMPANY, AS SUBSCRIPTION AGENT" or by wire transfer of immediately available funds. If you are purchasing an aggregate number of shares of common stock totaling $500,000 or more, we may agree to an alternative payment method, which may include, for example, cancellation of debt. If you use an alternative payment method, the Subscription Agent must receive the full amount of your payment in currently available funds within one over-the-counter ("OTC") trading day prior to April 23, 1999. Payment will be deemed to have been received by the Subscription Agent only upon:

            (A) clearance of any uncertified check;


            (B) receipt by the Subscription Agent of any certified check or bank draft drawn upon U.S. bank, any postal, telegraphic or express money order or any funds transferred by wire transfers; or


            (C) receipt of funds by the Subscription Agent through an alternative payment method.

            Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of April 23, 1999, to ensure that the payment is received and clears before that date. We also urge you to consider payment by means of a certified or cashier's check or money order.


GUARANTEED DELIVERY PROCEDURES.


            If you want to exercise your subscription rights, but time will not permit your subscription certificate to reach the Subscription Agent on or prior April 23, 1999, you may exercise your subscription rights if you satisfy the following guaranteed delivery procedures:


            (1) You send, and the Subscription Agent receives, payment in full for each share of common stock being subscribed for through the basic subscription privilege and the over-subscription privilege, on or prior to April 23, 1999;


            (2) You send, and the Subscription Agent receives, on or prior to April 23, 1999, a notice of guaranteed delivery, substantially in the form provided with the attached instructions, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The notice of guaranteed delivery must state your name, the number of subscription rights that you hold, the number of shares of common stock that you wish to purchase pursuant to the basic subscription privilege and the number of shares, if any, you wish to purchase pursuant to the over-subscription privilege. The notice of guaranteed delivery must guarantee the delivery of your subscription certificate to the Subscription Agent within three OTC trading days following the date of the notice of guaranteed delivery; and

            (3) You send, and the Subscription Agent receives, your properly completed and duly executed subscription certificate, including any required signature guarantees, within three OTC trading days following the date of your notice of guaranteed delivery. The notice of guaranteed delivery may be delivered to the Subscription Agent in the same manner as your subscription certificate at the addresses set forth under the heading "Subscription Agent," or may be transmitted to the Subscription Agent by facsimile transmission, to facsimile number (718) 236-2641. You can obtain additional copies of the form of notice of guaranteed delivery by requesting them from the Subscription Agent at the address set forth under the heading "Subscription Agent."

SIGNATURE GUARANTEES.

            Signatures on the subscription certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the Subscription Agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations. Signatures on the subscription certificate do not need to be guaranteed if either the subscription certificate provides that the shares of common stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the subscription certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

SHARES HELD FOR OTHERS.

            If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of a beneficial owner of common stock, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights. If you are a beneficial owner of common stock held by a holder of record, such as a broker, trustee or a depository for securities, you should contact the holder and ask him or her to effect transactions in accordance with your instructions.

AMBIGUITIES IN EXERCISE OF SUBSCRIPTION RIGHTS.

            If you do not specify the number of subscription rights being exercised on your subscription certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of subscription rights that could be exercised for the amount of the payment that the Subscription Agent receives from you. If your payment exceeds the total purchase price for all of the subscription rights shown on your subscription certificate, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

            (1) to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your basic subscription privilege;

            (2) to subscribe for shares of common stock until your basic subscription privilege has been fully exercised;

            (3) to subscribe for additional shares of common stock pursuant to the over-subscription privilege (subject to any applicable proration). Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

REGULATORY LIMITATION

            We will not be required to issue you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

OUR DECISION BINDING.

            All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither PurchaseSoft nor the Subscription Agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription certificate or incur any liability for failure to give such notification.

NO REVOCATION.

     After you have exercised your basic subscription privilege or over-subscription privilege, YOU MAY NOT REVOKE THAT EXERCISE. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock.

SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING.

     Assuming we issue all of the shares of common stock offered in the rights offering, approximately 14,354,000 shares of common stock will be issued and outstanding. This would represent a 75% increase in the number of outstanding shares of common stock. IF YOU DO NOT EXERCISE YOUR BASIC SUBSCRIPTION PRIVILEGE, THE PERCENTAGE OF COMMON STOCK THAT YOU HOLD WILL DECREASE.

FEES AND EXPENSES.

     We will pay all fees charged by the Subscription Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither PurchaseSoft nor the Subscription Agent will pay such expenses.

SUBSCRIPTION AGENT.

     We have appointed American Stock Transfer & Trust Company as
Subscription Agent for the rights offering. The Subscription Agent's address for packages sent by mail or overnight delivery is:

                   American Stock Transfer & Trust Company
                          Attention:  Rights Agent
                      6201 Fifteenth Avenue, 3rd Floor
                           Brooklyn, NY  11219

     The Subscription Agent's telephone number is 800-937-5449 (or 718-921-8200) and its facsimile number is 718-236-2641. You should deliver your subscription certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the Subscription Agent. We will pay the fees and certain expenses of the Subscription Agent, which we estimate will total $15,000. We have also agreed to indemnify the Subscription Agent from any liability which it may incur in connection with the rights offering.

                                     IMPORTANT

     PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATE AND FOLLOW THOSE INSTRUCTIONS IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES DIRECTLY TO US. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR

SUBSCRIPTION CERTIFICATE, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO APRIL 23, 1999. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY
TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER.

                            IF YOU HAVE QUESTIONS

     If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus, the Instructions, or the Notice of Guaranteed Delivery, you should contact us at:

                             PurchaseSoft, Inc.
                          7301 Ohms Lane, Suite 220
                           Edina, Minnesota 55439

              Attention: Philip D. Wolf, Chief Financial Officer
                           Telephone: 612-941-1500


                         DESCRIPTION OF COMMON STOCK

     As a holder of common stock, you are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. You are entitled to receive dividends, if any, declared by our Board of Directors. If we liquidate PurchaseSoft, you will be entitled to share ratably with the other stockholders in the distribution of all assets that we have left after we pay all of our liabilities. You have no preemptive rights to subscribe for additional shares of common stock and no right to convert your common stock into any other securities. In addition, you do not have the benefit of a sinking fund for your shares of common stock. Your common stock is not redeemable by PurchaseSoft.

          PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS
                     THAT MAY HAVE ANTI-TAKEOVER EFFECTS

     Certain provisions of our Certificate of Incorporation and by-laws may have an anti-takeover effect. These provisions may delay, defer or impede a takeover attempt of PurchaseSoft even if it would be in your best interest. However, because L-R Global can currently (and after the rights offering will continue to be able to) elect all members of our Board of Directors and control the outcome of most matters submitted to a vote of stockholders, such provisions currently have limited significance to you. See "Risk Factors - Control by Major Stockholder."

     The Certificate of Incorporation provides that you and the other stockholders may not take action by written consent but only by conducting an annual or special meeting of stockholders. Our by-laws provide that special meetings of stockholders may be called only upon the request of holders of more than one third of the outstanding PurchaseSoft common stock, by the Chairman of the Board or by a majority of the Board of Directors (calculated as if there were no vacancies on the Board of Directors).

     As of November 20, 1998, we became a Delaware corporation. Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder." An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes and interested stockholder. The term "business combination" is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation.

     This prohibition is effective unless:

     - The business combination is approved by the corporation's board of directors prior to the time the interested stockholder becomes an interested stockholder;

     - The interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder; or

     - The business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     In general, the prohibitions do not apply to business combinations with persons who were stockholders prior to the corporation becoming subject to
Section 203. L-R Global is not subject to the restrictions on "business combinations" under Section 203.

                                  USE OF PROCEEDS

     We will apply the net proceeds from the rights offering to finance our working capital, to invest in research and development, to expand our sales and marketing capabilities and for other capital requirements. On February 9, 1999, we borrowed $2 million from L-R Global, and signed a demand promissory note in return. Under the terms of this note, we must repay the principal and interest due at any time upon the demand of L-R Global. L-R Global has agreed to exercise its basic subscription privilege in the rights offering to the extent of at least $2,727,000 and cancel the debt represented by the note as part of the purchase price for shares purchased in the rights offering.

     Assuming that stockholders exercise all of the subscription rights offered, we will receive gross proceeds from the rights offering of $5,536,243.80. We expect to receive minimum proceeds of approximately $3.6 million, in light of the stand-by commitment of L-R Global, as well as the commitment by Michael G. Kerrison to exercise his basic subscription and over-subscription privileges for up to $100,000 of subscription rights, in each case to the extent that available shares are not fully subscribed for by other stockholders.

     If we receive only the minimum proceeds of $3.6 million as committed by L-R Global and Michael G. Kerrison, or if we fail to attain sufficient revenue levels, we may require additional capital. We cannot assure you that such capital will be available on satisfactory terms.

                         PRICE RANGE OF COMMON STOCK

     Our common stock is listed for quotation under the symbol "PURC" on the National Association of Securities Dealers OTC Bulletin Board-Registered Trademark-. The following table sets forth the range of high and low bid quotations of the common stock for each quarterly period during the current fiscal year ending May 31, 1999 and the two fiscal years ended May 31, 1998 and May 31, 1997 as reported by OTC Bulletin Board-Registered Trademark-.


                                                                   BID
                                                           --------------------
     PERIOD                                                 HIGH          LOW
     ------                                                -------      -------
FISCAL YEAR ENDING MAY 31, 1999
     First Quarter                                         $2.6250      $1.0310
     Second Quarter                                        $1.7500      $0.6870
     Third Quarter                                         $1.5000      $0.6870
     Fourth Quarter                                        N/A          N/A

FISCAL YEAR ENDED MAY 31, 1998
     First Quarter                                         $3.3000      $1.0000
     Second Quarter                                        $1.9370      $1.1250
     Third Quarter                                         $1.6250      $0.9370
     Fourth Quarter                                        $3.7500      $0.9060

FISCAL YEAR ENDED MAY 31, 1997
     First Quarter                                         $6.0000      $2.6220
     Second Quarter                                        $4.8750      $2.2500
     Third Quarter                                         $6.3750      $2.2500
     Fourth Quarter                                        $4.3125      $2.7000



Note: All information in the table above reflects the one-for-six reverse stock split of our common stock which took place on July 22, 1997.

     As of January 31, 1999, there were approximately 400 holders of record of our common stock. We believe, based on the number of proxy materials distributed in connection with our 1999 Annual Meeting of Shareholders, that the number of beneficial owners as of September, 1998 was approximately 2,000.

                       DETERMINATION OF OFFERING PRICE

     A special committee of our Board of Directors, which did not include Michael Kerrison or directors affiliated with L-R Global, decided to charge a $0.90 per share subscription price after considering a variety of factors, including the historic and current market price of the common stock, our business prospects, our history of losses, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, pricing of similar transactions, the liquidity of our common stock, the level of risk to our investors, and the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock. The $0.90 per share price should not be considered an indication of the actual value of PurchaseSoft or our common stock. We cannot assure you that the market price of the common stock will not decline during the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than $0.90 per share.

                            PLAN OF DISTRIBUTION

     On or about March 25, 1999, we will distribute the subscription rights and copies of this prospectus to individuals who owned shares of common stock on March 22. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription certificate and return it, with payment for the shares, to the Subscription Agent, American Stock Transfer & Trust Company, at the address on page 26. See "The Rights Offering - Exercise of Subscription Rights." If you have any questions, you should contact our Chief Financial Officer, Philip D. Wolf, at the telephone number and address on page 27.


     L-R Global has made a stand-by commitment that if the rights offering is undersubscribed and, as a result, our proceeds from the rights offering are less than $5,000,000, L-R Global will purchase, at $0.90 per share, additional shares of common stock to make up the shortfall, but only up to a total investment in this offering of $3,500,000.


     We have agreed to pay the Subscription Agent a fee of $12,500 plus certain expenses. We estimate that our total expenses in connection with the rights offering will be $143,539.

                         FEDERAL INCOME TAX CONSIDERATIONS

     The following summarizes the material federal income tax considerations of the rights offering to you and PurchaseSoft. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete discussion of all federal income tax consequences of the rights offering, and, in particular may not address federal income tax consequences applicable to stockholders subject to special treatment under federal income tax law. In addition, this summary does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. This discussion assumes that your shares of common stock and the subscription rights and shares issued to you during the rights offering constitute capital assets.

     Receipt and exercise of the subscription rights distributed pursuant to the rights offering is intended to be nontaxable to stockholders, and the following summary assumes you will qualify for such nontaxable treatment. If, however, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of PurchaseSoft's current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your PurchaseSoft stock and then as a capital gain. Expiration of the subscription rights would result in a capital loss.

     THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

                           TAXATION OF STOCKHOLDERS

     RECEIPT OF A SUBSCRIPTION RIGHT. You will not recognize any gain or other income upon receipt of a subscription right.

     TAX BASIS AND HOLDING PERIOD OF SUBSCRIPTION RIGHTS. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire.

     If you exercise a subscription right, your tax basis in the subscription right will be determined by allocating the tax basis of your common stock on which the subscription right is distributed between the common stock and the subscription right, in proportion to their relative fair market values on the date of distribution of the subscription right. However, if the fair market value of your subscription rights is less than 15 percent of the fair market value of your existing shares of common stock, then the tax basis of each subscription right will be deemed to be zero, unless you elect, by attaching an election statement to your federal income tax return for 1999, to allocate tax basis to your subscription rights.

     If you allow a subscription right to expire, it will be treated as having no tax basis.

     Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

    EXPIRATION OF SUBSCRIPTION RIGHTS. You will not recognize any loss upon the expiration of a subscription right.

     EXERCISE OF SUBSCRIPTION RIGHTS. You generally will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis (if any) in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

                          Taxation of PurchaseSoft

     We will not recognize any gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights, or the receipt of payment for shares of common stock upon exercise of the subscription rights.

                Information Reporting and Backup Withholding

     Under the backup withholding rules of the Internal Revenue Code, you may be subject to 31% backup withholding with respect to any reportable payments made to you pursuant to the rights offering. You will not be subject to backup withholding if you:

     - are a corporation or fall within certain other exempt categories and, when required, demonstrate that fact; or

     - provide a correct taxpayer identification number and certify under penalty of perjury that your taxpayer identification number is correct and that you are not subject to backup withholding because you previously failed to report all dividends and interest income.

     Any amount withheld under these rules will be credited against your federal income tax liability. We may require you to establish your exemption from backup withholding or make other arrangements with respect to the payment of backup withholding.

                         STATE AND FOREIGN SECURITIES LAWS

     The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of common stock to you if you are a resident of any such state or other jurisdiction. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the rights offering. In our sole discretion, we may decline to make modifications to the terms of the rights offering requested by certain states or other jurisdictions, in which case stockholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

                                  INDEMNIFICATION

     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons in certain instances.

     Our Certificate of Incorporation and by-laws provide for advancement of expenses and indemnification of our officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain proceedings and under certain conditions to the fullest extent allowed under Delaware law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of PurchaseSoft pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for us by Bingham Dana LLP, Boston, Massachusetts.

                                      EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended May 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         IF YOU WOULD LIKE MORE INFORMATION

     PurchaseSoft files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's public reference rooms, which are located at:

                                450 Fifth Street, NW
                                Washington, DC 20549

                          7 World Trade Center, Suite 1300
                                 New York, NY 10048

                         500 West Madison Street, Suite 1400
                               Chicago, IL 60661-2511

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. This information is also available online through the SEC's Electronic Data Gathering, Analysis, and Retrieval System (EDGAR), located on the SEC's web site (http://www.sec.gov).

     Also, we will provide (free of charge) any of our documents filed with the SEC as you may reasonably may request. To get your free copies, please call or write to:

                                  Philip D. Wolf,
                              Chief Financial Officer
                                 PurchaseSoft, Inc.
                             7301 Ohms Lane, Suite 220
                               Edina, Minnesota 55439
                              Telephone:  612-941-1500

     We have filed a registration statement with the SEC on Form S-3 with respect to the rights offering. This prospectus is a part of the registration statement, but the prospectus does not repeat important information that you can find in the registration statement, reports and other documents that we filed with the SEC. The SEC allows us to "incorporate by reference" those documents, which means that we can disclose important information to you by referring you to other documents. The documents that are incorporated by reference are legally considered to be a part of this prospectus. The documents incorporated by reference are:

     (1)  our Annual Report on Form 10-KSB for the year ended May 31, 1998;

     (2) our Quarterly Report on Form 10-QSB for the period ended August 31, 1998 and our Quarterly Report on Form 10-QSB for the period ended November 30, 1998;

     (3) our Current Report on Form 8-K filed June 10, 1998 and our Current Report on Form 8-K filed November 25, 1998;

     (4) the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC pursuant to Section 12(g) of the Exchange Act; and

     (5) any filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 between the date of this prospectus and the expiration of the rights offering.

     As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.

     You should rely only on the information in this prospectus or incorporated by reference. We have not authorized anyone to provide you with any different information.

     This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus is not an offer to sell nor is it seeking an offer to buy securities other than the shares of common stock to be issued pursuant to the rights offering. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                                    ------------

     No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in the jurisdiction.

PURCHASESOFT, INC. HAS NOT
AUTHORIZED ANY PERSON TO GIVE
YOU INFORMATION THAT DIFFERS
FROM THE INFORMATION IN THIS
PROSPECTUS.  YOU SHOULD RELY
SOLELY ON THE INFORMATION
CONTAINED IN THIS PROSPECTUS.
THIS PROSPECTUS IS NOT AN
OFFER TO SELL THESE
SECURITIES, AND WE ARE NOT
SOLICITING OFFERS TO BUY              6,151,382 Shares
THESE SECURITIES IN ANY STATE                of
WHERE THE OFFER OR SALE OF              Common Stock
THESE SECURITIES IS NOT
PERMITTED.  THE INFORMATION
IN THIS PROSPECTUS IS
ACCURATE ONLY AS OF THE DATE
OF THIS PROSPECTUS, EVEN IF
THE PROSPECTUS IS DELIVERED
TO YOU AFTER THE PROSPECTUS             ------------
DATE, OR YOU BUY PURCHASESOFT            PROSPECTUS
COMMON STOCK AFTER THE                  ------------
PROSPECTUS DATE.




                                       "________", 1999

------------------------------
      TABLE OF CONTENTS
------------------------------

Prospectus Summary ...........  1
A Warning About Forward-
  Looking Statements .........  6
Risk Factors .................  7
PurchaseSoft ................. 13
Recent Developments .......... 18
The Rights Offering .......... 20
If You Have Questions ........ 27
Description of Common Stock .. 27
Provisions of the Certificate
  of Incorporation and
  By-Laws that May Have
  Anti-Takeover Effects ...... 27
Use of Proceeds .............. 28
Price Range of Common Stock .. 30
Determination of Offering
  Price ...................... 30
Plan of Distribution ......... 31
Federal Income Tax
  Considerations ............. 31
State and Foreign Securities
  Laws ....................... 33
Indemnification .............. 33
Legal Matters ................ 34
Experts ...................... 34
If You Would Like
  Additional Information ..... 34


                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):



SEC Registration Fee ............................................... $  1,539.08
Subscription Agent Fees and Expenses ...............................   15,000.00
Legal Fees and Expenses ............................................  100,000.00
Blue Sky Fees and Expenses .........................................    4,500.00
Accounting Fees and Expenses .......................................    5,000.00
Printing and Engraving Expenses ....................................   11,500.00
Miscellaneous Costs ................................................    6,000.00
     Total .........................................................  143,539.08





     All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the Registrant.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

     The Certificate of Incorporation and the By-Laws of PurchaseSoft provides for advancement of expenses and indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions to the fullest extent permissible under Delaware law.

ITEM 16.                       EXHIBITS
 5.1        Opinion of Bingham Dana LLP.
 10.1       Demand Promissory Note, dated February 9, 1999, of PurchaseSoft,
            Inc. to L-R Global Partners, L.P.*
 10.2 Agreement and General Release, dated as of January 31, 1999, by and between Joseph D. Mooney and PurchaseSoft, Inc.*
 10.3 Compensation Agreement, dated as of February 1, 1999, by and between Michael G. Kerrison and PurchaseSoft, Inc.*
 23.1       Consent of Bingham Dana LLP (included in Exhibit 5.1).
 23.2       Consent of PricewaterhouseCoopers LLP.
 24.1       Power of Attorney (included on signature page).*
 99.1       Form of Subscription Certificate.
 99.2       Instructions for Use of PurchaseSoft, Inc. Subscription
            Certificates.
 99.3       Notice of Guaranteed Delivery.
 99.4       Form of Letter to Stockholders.
 99.5       Form of Letter to Brokers




* Previously filed.


ITEM 17.    UNDERTAKINGS

(1) The undersigned Registrant hereby undertakes to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) Include any additional or changed material information on the plan of distribution;

     Provided, however, paragraphs (i) and (ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Registrant under the Securities Exchange Act of 1934, as amended.

(2) The undersigned Registrant hereby undertakes that, for determining any liability under the Securities Act, to treat post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

(3) The undersigned Registrant hereby undertakes to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) The undersigned Registrant hereby undertakes that, for determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(6) The undersigned Registrant hereby undertakes that, for determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial BONA FIDE offering of those securities.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, PurchaseSoft, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edina, State of Minnesota, on this 22nd day of March, 1999.

                PurchaseSoft, Inc.


                By:
                     /s/ Michael G. Kerrison*
                     ----------------------------------
                     Michael G. Kerrison
                     CHAIRMAN OF THE BOARD OF DIRECTORS
                     AND CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


       SIGNATURE                         TITLE                        DATE
       ---------                         -----                        ----
/s/ Michael G. Kerrison*    Chairman of the Board of Directors,    March 22, 1999
-------------------------   Chief Executive Officer and Director
Michael G. Kerrison         (Principal Executive Officer)


/s/ Philip D. Wolf          Chief Financial Officer and            March 22, 1999
-------------------------   Secretary (Principal Financial and
Philip D. Wolf              Accounting Officer)


/s/ Jeffrey B. Pinkerton*   President and Director                 March 22, 1999
-------------------------
Jeffrey B. Pinkerton


/s/ Brad I. Markowitz*      Director                               March 22, 1999
-------------------------
Brad I. Markowitz


/s/ J. Murray Logan*        Director                               March 22, 1999
-------------------------
J. Murray Logan


/s/ Donald S. LaGuardia*    Director                               March 22, 1999
-------------------------
Donald S. LaGuardia


* By: /s/ Philip D. Wolf
     --------------------
       Philip D. Wolf
      Attorney-in-Fact


                                EXHIBIT INDEX

EXHIBIT
NUMBER                       DESCRIPTION
-------                      -----------
 5.1        Opinion of Bingham Dana LLP.
 10.1       Demand Promissory Note, dated February 9, 1999, of PurchaseSoft,
            Inc. to L-R Global Partners, L.P.*
 10.2       Agreement and General Release, dated as of January 31, 1999, by and between Joseph D. Mooney and PurchaseSoft, Inc.*
 10.3       Compensation Agreement, dated as of February 1, 1999, by and between Michael G. Kerrison and PurchaseSoft, Inc.*
 23.1       Consent of Bingham Dana LLP (included in Exhibit 5.1).
 23.2       Consent of PricewaterhouseCoopers LLP.
 24.1       Power of Attorney (included on signature page).*
 99.1       Form of Subscription Certificate.
 99.2       Instructions for Use of PurchaseSoft, Inc. Subscription
            Certificates.
 99.3       Notice of Guaranteed Delivery.
 99.4       Form of Letter to Stockholders.
 99.5       Form of Letter to Brokers.



* Previously filed.